Registration No. 333-128960
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            _________________________

                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            _________________________

                                 GAMESTOP CORP.
             (Exact name of registrant as specified in its charter)

              Delaware                                 20-2733559
   (State or other jurisdiction of                  (I.R.S. Employer
   incorporation or organization)                  Identification No.)
                              625 Westport Parkway
                             Grapevine, Texas 76051
                                 (817) 424-2800
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            _________________________

                               R. Richard Fontaine
                                 GameStop Corp.
                              625 Westport Parkway
                             Grapevine, Texas 76051
                                 (817) 424-2000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            _________________________


                                   Copies To:

          Bryan Cave LLP                   Klehr, Harrison, Harvey,
   1290 Avenue of the Americas              Branzburg & Ellers LLP
     New York, New York 10104                 260 S. Broad Street
  Attention: Jay M. Dorman, Esq.          Philadelphia, Pennsylvania 19102
          (212) 541-2000                Attention: William W. Matthews, Esq.
                                               (215) 569-6060

        Approximate date of commencement of proposed sale to the public:
   From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
--------------------------------------------------------------------------------

                              SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED OCTOBER 26, 2005

                                9,115,950 Shares

                                 GAMESTOP CORP.

                              Class A Common Stock

                              ____________________

     The stockholders of GameStop Corp. listed in this prospectus under the section entitled "Selling Stockholders" are offering and selling up to 9,115,950 shares of our Class A common stock under this prospectus. The shares of Class A common stock being offered under this prospectus were issued by us to the stockholders of Electronics Boutique Holdings Corp. ("EB") in connection with our business combination with EB on October 8, 2005. Information concerning the selling stockholders and the times and manner in which they may offer and sell the shares of our Class A common stock under this prospectus is described under "Selling Stockholders" and "Plan of Distribution" in this prospectus. We cannot assure you that all or any portion of the shares of Class A common stock offered under this prospectus will be resold.

     We will not receive any of the proceeds from the sale of shares being offered by the selling stockholders.

     Our Class A common stock is traded on the New York Stock Exchange under the symbol "GME." On October 25, 2005, the closing sale price of our Class A common stock as reported on the New York Stock Exchange was $35.67 per share.

     Our principal executive offices are located at 625 Westport Parkway, Grapevine, Texas 76051, and our telephone number is (817) 424-2000.

     No underwriting is being used in connection with this offering of Class A common stock. The shares of Class A common stock are being offered without underwriting discounts. The expenses of this registration will be paid by us. Normal brokerage commissions, discounts and fees will be payable by the selling stockholders.

     Investing in our Class A common stock involves risks that are described in the "Risk Factors" section beginning on page 4 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                     The date of this prospectus is , 2005.

                                TABLE OF CONTENTS

                                                                           Page

ABOUT THIS PROSPECTUS.......................................................2

FORWARD-LOOKING STATEMENTS..................................................2

GAMESTOP CORP...............................................................3

RISK FACTORS................................................................4

USE OF PROCEEDS............................................................11

SELLING STOCKHOLDERS.......................................................12

PLAN OF DISTRIBUTION.......................................................13

DESCRIPTION OF CAPITAL STOCK...............................................14

LEGAL MATTERS..............................................................18

EXPERTS....................................................................18

WHERE YOU CAN FIND MORE INFORMATION........................................18

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................19

                              ____________________

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. These securities are not being offered for sale in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

     Information contained in our web site does not constitute part of this prospectus.

                              ____________________

                              ABOUT THIS PROSPECTUS

     This prospectus relates to the sale by the selling stockholders of up to 9,115,950 shares of our Class A common stock. The selling stockholders may sell the Class A common stock described in this prospectus in one or more offerings. This prospectus provides you with a general description of the Class A common stock the selling stockholders may offer. To the extent required, each time the selling stockholders sell shares of our Class A common stock, a prospectus supplement will be provided that will contain specific information about the terms of that offering. You should read this prospectus and any accompanying prospectus supplement together with the additional information contained under the headings "Where You Can Find More Information" and "Incorporation of Certain Documents By Reference."


                           FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference contain and refer to forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The forward-looking statements involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to:

o our reliance on suppliers and vendors for sufficient quantities of their products and for new product releases;

o    economic conditions affecting the electronic game industry;

o    the competitive environment in the electronic game industry;

o    our ability to open and operate new stores;

o    our ability to attract and retain qualified personnel; and

o other factors described in this prospectus, including those set forth under the caption, " Risk Factors."

     In some cases, forward-looking statements can be identified by the use of terms such as "anticipates," "believes," "continues," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "will," "should," "seeks," "pro forma" or similar expressions. These statements are only predictions based on current expectations and assumptions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. You should not place undue reliance on these forward-looking statements.

     Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances contained in this prospectus and the documents incorporated by reference herein may not occur, causing actual results to differ materially from those anticipated or implied by our forward-looking statements.

                                 GAMESTOP CORP.

     GameStop Corp. ("GameStop" or the "Company") is one of the leading video game and PC entertainment software retailers in the United States. We carry one of the largest assortments of new and used video game hardware, video game software and accessories, PC entertainment software, and related products, including action figures, trading cards and strategy guides. As of July 30, 2005, we operated approximately 4,300 stores in the United States, Australia, Canada, Denmark, Finland, Germany, Guam, Ireland, Italy, New Zealand, Norway, Puerto Rico, Spain, Sweden and the United Kingdom.

     On April 17, 2005, we entered into a merger agreement (the "Merger Agreement") with Electronics Boutiques Holding Corp. ("EB") whereby separate subsidiaries of ours were merged with and into GameStop Holdings Corp. ("Historical GameStop") (formerly known as GameStop Corp.) and EB, respectively, and Historical GameStop and EB became our wholly-owned subsidiaries (the "mergers"). We changed our name from GSC Holdings Corp. to GameStop Corp. upon completion of the mergers on October 8, 2005.

     Our principal executive offices are located at 625 Westport Parkway, Grapevine, Texas 76051, and our telephone number is (817) 424-2000. Our internet address is www.gamestop.com.

                                  RISK FACTORS

     Investing in shares of our Class A common stock can be risky. Before you invest in shares of our Class A common stock, you should carefully consider the following factors and other information contained or incorporated in this prospectus.

OUR SIGNIFICANT INDEBTEDNESS COULD ADVERSELY IMPACT CASH AVAILABILITY FOR GROWTH AND OPERATIONS AND MAY INCREASE VULNERABILITY TO GENERAL ADVERSE ECONOMIC AND INDUSTRY CONDITIONS.

     Our total indebtedness is approximately $988.8 million. Our debt service obligations with respect to this increased indebtedness could have an adverse impact on our earnings and cash flows for as long as the indebtedness is outstanding.

     Our increased indebtedness could have important consequences to holders of our common stock. For example, it could:

o make it more difficult for us to pay our debts as they become due during general adverse economic and market industry conditions because any related decrease in revenues could cause our cash flows from operations to decrease and make it difficult for us to make our scheduled debt payments;

o limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate and, consequently, place us at a competitive disadvantage to our competitors with less debt;

o require a substantial portion of our cash flow from operations to be used for debt service payments, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes; and

o result in higher interest expense in the event of increases in interest rates since some of our borrowings are, and will continue to be, at variable rates of interest.

     Additionally, if the rating of our indebtedness is downgraded, our ability to borrow additional funds could be limited or the interest rates applicable to our indebtedness could increase.

     There can be no assurance that we will be able to make all of the principal and interest payments when such payments are due under our credit facilities or the indenture governing our notes.

THE FAILURE TO SUCCESSFULLY INTEGRATE HISTORICAL GAMESTOP'S AND EB'S BUSINESSES AND OPERATIONS IN THE EXPECTED TIMEFRAME MAY ADVERSELY AFFECT OUR FUTURE RESULTS.

     The integration of Historical GameStop and EB will be costly, complex and time consuming, and our management will have to devote substantial resources and efforts to it. The integration process and other disruptions from the mergers could result in the disruption of our ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers, suppliers, employees and others with whom we have business dealings or to achieve the anticipated benefits of the mergers.

WE MAY FAIL TO REALIZE THE ANTICIPATED SYNERGIES, COST SAVINGS AND OTHER BENEFITS EXPECTED FROM THE MERGERS.

     The success of the EB and Historical GameStop mergers will depend, in part, on our ability to realize the anticipated growth opportunities and cost savings from combining the businesses of Historical

GameStop and EB. Prior to the closing of the mergers under the Merger Agreement, the management of Historical GameStop and EB estimated that we will realize approximately $30 million in cost savings and operating synergies by the end of the fiscal year ending February 3, 2007 and $50 million annually thereafter by capitalizing on consolidation and integration of certain functions as well as through the adoption by us of the best practices of both Historical GameStop and EB. However, to realize the anticipated benefits from the mergers, we must successfully combine the businesses of Historical GameStop and EB in a manner that permits those cost savings synergies to be realized. In addition, we must achieve these savings without adversely affecting our revenues. If we are not able to successfully achieve these objectives, the anticipated benefits of the mergers may not be realized fully or at all or may take longer to realize than expected.

"MARKET OVERHANG" COULD DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

     Upon the effectiveness of this registration statement on Form S-3, 9,115,950 shares of our Class A common stock will be available to be sold immediately into the public market by the selling stockholders. That "market overhang," as well as any sales of such shares, could depress the market price of our common stock.

WE DEPEND UPON THE TIMELY DELIVERY OF PRODUCTS.

     We depend on major hardware manufacturers, primarily Sony Computer Entertainment of America, Nintendo of America, Inc. and Microsoft Corp., to deliver new and existing video game platforms on a timely basis and in anticipated quantities. Any material delay in the introduction or delivery of hardware platforms or software titles could result in reduced sales in one or more fiscal quarters.

WE DEPEND UPON THIRD PARTIES TO DEVELOP PRODUCTS AND SOFTWARE.

     Our business depends upon the continued development of new and enhanced video game platforms, PC hardware and video game and PC entertainment software. Our business could suffer due to the failure of manufacturers to develop new or enhanced video game platforms, a decline in the continued technological development and use of multimedia PCs, or the failure of software publishers to develop popular game and entertainment titles for current or future generation video game systems or PC hardware.

OUR ABILITY TO OBTAIN FAVORABLE TERMS FROM OUR SUPPLIERS MAY IMPACT OUR FINANCIAL RESULTS.

     Our financial results depend significantly upon the business terms we can obtain from our suppliers, including competitive prices, unsold product return policies, advertising and market development allowances, freight charges and payment terms. We purchase substantially all of our products directly from manufacturers, software publishers and approximately five distributors. If our suppliers do not provide us with favorable business terms, we may not be able to offer products to our customers at competitive prices.

IF OUR VENDORS FAIL TO PROVIDE MARKETING AND MERCHANDISING SUPPORT AT HISTORICAL LEVELS, OUR SALES AND EARNINGS COULD BE NEGATIVELY IMPACTED.

     The manufacturers of video game hardware and software and PC entertainment software have typically provided retailers with significant marketing and merchandising support for their products. As part of this support, we receive cooperative advertising and market development payments from these vendors. These cooperative advertising and market development payments enable us to actively promote and merchandise the products we sell and drive sales at our stores and on our website. We cannot assure you that vendors will continue to provide this support at historical levels. If they fail to do so, our sales and earnings could be negatively impacted.

THE VIDEO GAME SYSTEM AND SOFTWARE PRODUCT INDUSTRIES ARE CYCLICAL, WHICH COULD CAUSE SIGNIFICANT FLUCTUATION IN OUR EARNINGS.

     The electronic game industry has been cyclical in nature in response to the introduction and maturation of new technology. Following the introduction of new video game platforms, sales of these platforms and related software and accessories generally increase due to initial demand, while sales of older platforms and related products generally decrease as customers migrate toward the new platforms. New video game platforms have historically been introduced approximately every five years. If video game platform manufacturers fail to develop new hardware platforms, our sales of video game products could decline.

AN ADVERSE TREND IN SALES DURING THE HOLIDAY SELLING SEASON COULD IMPACT OUR FINANCIAL RESULTS.

     Our business, like that of many specialty retailers, is seasonal, with the major portion of our sales and operating profit realized during the fourth fiscal quarter, which includes the holiday selling season. During fiscal 2004, Historical GameStop generated approximately 38% of its sales and approximately 56% of its operating earnings during the fourth quarter. During the same fiscal year, EB generated approximately 41% of its sales and approximately 73% of its operating earnings during the fourth quarter. Any adverse trend in sales during the holiday selling season could lower our results of operations for the fourth quarter and the entire year.

THE MARKET PRICE OF OUR COMMON STOCK MAY FLUCTUATE AND FUTURE SALES OF OUR SHARES COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

     The market price of our common stock may fluctuate widely, depending upon many factors, including our perceived prospects and the prospects of our competitors in general, differences between our actual financial and operating results and those expected by investors and analysts, changes in analysts' recommendations or projections, seasonality, changes in general valuations for retailers, changes in general economic or market conditions and broad market fluctuations.

     Future sales of our shares also could adversely affect the market price of our common stock. If our existing stockholders sell a large number of shares, or if we issue a large number of shares of our common stock in connection with future acquisitions, the market price of our common stock could decline significantly. Moreover, the perception in the public market that these stockholders might sell shares of common stock could depress the market price of our common stock.

OUR RESULTS OF OPERATIONS MAY FLUCTUATE FROM QUARTER TO QUARTER, WHICH COULD RESULT IN A LOWER PRICE FOR OUR COMMON STOCK.

     Our results of operations may fluctuate from quarter to quarter depending upon several factors, some of which are beyond our control. These factors include:

o our reliance on suppliers and vendors for sufficient quantities of their products and for new product;

o    the timing of new product releases;

o    the timing of new store openings; and

o    shifts in the timing of certain promotions.

     These and other factors could affect our business, financial condition and results of operations, and this makes the prediction of our financial results on a quarterly basis difficult. Also, it is possible that our quarterly financial results may be below the expectations of public market analysts and investors.

OUR FAILURE TO EFFECTIVELY MANAGE NEW STORE OPENINGS COULD LOWER OUR SALES AND PROFITABILITY.

     Our growth strategy is largely dependent upon opening new stores and operating them profitably. Our ability to open new stores and operate them profitably depends upon a number of factors, some of which may be beyond our control. These factors include:

o the ability to identify new store locations, negotiate suitable leases and build out the stores in a timely and cost efficient manner;

o    the ability to hire and train skilled associates;

o    the ability to integrate new stores into our existing operations; and

o    the ability to increase sales at new store locations.

     Our growth will also depend on our ability to process increased merchandise volume resulting from new store openings through our inventory management systems and distribution facility in a timely manner. If we fail to manage new store openings in a timely and cost efficient manner, our growth may decrease.

IF OUR MANAGEMENT INFORMATION SYSTEMS FAIL TO PERFORM OR ARE INADEQUATE, OUR ABILITY TO MANAGE OUR BUSINESS COULD BE DISRUPTED.

     We rely on computerized inventory and management systems to coordinate and manage the activities in our distribution centers, as well as to communicate distribution information to the off-site third-party operated distribution centers with which we work. The third-party distribution centers pick up products from our suppliers, repackage the products for each of our stores and ship those products to our stores by package carriers. We use an inventory replenishment system to track sales and inventory. Our ability to rapidly process incoming shipments of new release titles and deliver them to all of our stores, either that day or by the next morning, enables us to meet peak demand and replenish stores at least twice a week, to keep our stores in stock at optimum levels and to move inventory efficiently. If our inventory or management information systems fail to adequately perform these functions, our business could be adversely affected. In addition, if operations in any of our distribution centers were to shut down for a prolonged period of time or if these centers were unable to accommodate the continued store growth in a particular region, our business could suffer.

PRESSURE FROM OUR COMPETITORS MAY FORCE US TO REDUCE OUR PRICES OR INCREASE SPENDING, WHICH COULD DECREASE OUR PROFITABILITY.

     The electronic game industry is intensely competitive and subject to rapid changes in consumer preferences and frequent new product introductions. We compete with mass merchants and regional chains, including Wal-Mart Stores, Inc. and Target Corporation; other video game and PC software specialty stores located in malls and other locations, including toy retail chains, including Toys "R" Us, Inc.; mail-order businesses; catalogs; direct sales by software publishers; online retailers; and computer product and consumer electronics stores, including Best Buy Co., Inc. and Circuit City Stores, Inc. In addition, video games are available for rental from many video stores, some of whom, like Hollywood Entertainment Corp. and Blockbuster, Inc., have increased the availability of video game products for sale. Video game products may also be distributed through other methods which may emerge in the future. We also compete with sellers of used video game products. Some of our competitors in the electronic game industry have longer operating histories and may have greater financial resources than we do. In addition, the majority of our competitors currently do not buy or sell pre-played products. If more of our competitors choose to enter this category, it may have a negative impact on our business. We also compete with other forms of entertainment activities, including movies, television, theater, sporting events and family entertainment centers. If we lose customers to our competitors, or if we reduce our prices or increase our spending to maintain our customers, we may be less profitable.

INTERNATIONAL EVENTS COULD DELAY OR PREVENT THE DELIVERY OF PRODUCTS TO OUR SUPPLIERS.

     Our suppliers rely on foreign sources, primarily in Asia, to manufacture a significant portion of the products we purchase from them. As a result, any event causing a disruption of imports, including the imposition of import restrictions or trade restrictions in the form of tariffs or quotas, could increase the cost and reduce the supply of products available to us, which could lower our sales and profitability.

OUR INTERNATIONAL OPERATIONS EXPOSE US TO NUMEROUS RISKS.

     We have international retail operations in Australia, Canada, Denmark, Finland, Germany, Guam, Ireland, Italy, New Zealand, Norway, Puerto Rico, Spain, Sweden, Switzerland and the United Kingdom. Because release schedules for hardware and software introduction in these countries often differ from release schedules in the United States, the timing of increases and decreases in foreign sales may differ from the timing of increases or decreases in domestic sales. We are also subject to a number of other factors that may affect our current or future international operations. These include:

o    economic downturns;

o    currency exchange rate fluctuations;

o    international incidents;

o    government instability; and

o an increasing number of competitors entering our current and potential markets.

IF WE ARE UNABLE TO RENEW OR ENTER INTO NEW LEASES ON FAVORABLE TERMS, OUR REVENUE GROWTH MAY DECLINE.

     All of our retail stores are located in leased premises. If the cost of leasing existing stores increases, we cannot assure you that we will be able to maintain our existing store locations as leases expire. In addition, we may not be able to enter into new leases on favorable terms or at all, or we may not be able to locate suitable alternative sites or additional sites for new store expansion in a timely manner. Our revenues and earnings may decline if we fail to maintain existing store locations, enter into new leases, locate alternative sites or find additional sites for new store expansion.

THE ABILITY TO DOWNLOAD VIDEO GAMES AND PLAY VIDEO GAMES ON THE INTERNET COULD LOWER OUR SALES.

     While it is currently not possible to download video game software onto existing video game platforms over the Internet, at some point in the future this technology may become available. A limited selection of PC entertainment software may currently be purchased for download over the Internet, and as technology advances, a broader selection of PC entertainment software may become available for purchase and download or playing on the Internet. If advances in technology continue to expand our customers' ability to access software through these and other sources, our customers may no longer choose to purchase video games or PC entertainment software in our stores. As a result, our sales and earnings could decline.

IF WE FAIL TO KEEP PACE WITH CHANGING INDUSTRY TECHNOLOGY, WE WILL BE AT A COMPETITIVE DISADVANTAGE.

     The interactive entertainment industry is characterized by swiftly changing technology, evolving industry standards, frequent new and enhanced product introductions and product obsolescence. These characteristics require us to respond quickly to technological changes and to understand their impact on our customers' preferences. If we fail to keep pace with these changes, our business may suffer.

THE TERMS OF OUR CREDIT FACILITY COULD RESTRICT OUR OPERATIONAL FLEXIBILITY.

     Under our credit facility, we are subject to operational covenants and other restrictions. The covenants place restrictions on our ability to, among other things, incur more debt or create liens on our assets, merge or consolidate with others, make acquisitions and investments, dispose of assets and enter into transactions with affiliates. In addition, in the event that we had availability under the credit facility of less than 25% of the borrowing base, we would be restricted from paying dividends or repurchasing equity securities. These covenants could limit our operational flexibility and restrict our ability to borrow additional funds, if necessary, to finance operations.

     Failure to comply with these operational covenants could result in an event of default under the terms of the credit facility which, if not cured or waived, could result in the borrowed amounts becoming due and payable. In addition, our obligations under the credit facility are secured by all assets owned by us and our subsidiaries. An event of default under the credit facility would permit the lenders to proceed directly against those assets.

OUR OPERATIONS ALSO MAY BE SUBSTANTIALLY RESTRICTED BY THE INDENTURE GOVERNING THE NOTES.

     The indenture for the senior floating rate notes and the senior notes issued in connection with the mergers will impose, and the terms of any future debt may impose, operating and financial restrictions on us. These restrictions will, among other things, limit our ability and the ability of our restricted subsidiaries to incur, assume or permit to exist additional indebtedness or guaranty obligations, incur liens or agree to negative pledges in other agreements, engage in sale and leaseback transactions, make loans and investments, declare dividends, make payments or redeem or repurchase capital stock, engage in mergers, acquisitions and other business combinations, prepay, redeem or purchase certain indebtedness, including the notes, amend or otherwise alter the terms of our organizational documents and our indebtedness, including the notes, sell assets and transact with affiliates. We cannot assure you that these covenants will not adversely affect our ability to finance our future operations or capital needs or to pursue available business opportunities.

WE DEPEND UPON OUR KEY PERSONNEL AND THEY WOULD BE DIFFICULT TO REPLACE.

     Our success depends upon our ability to attract, motivate and retain key management for our stores and skilled merchandising, marketing and administrative personnel at our headquarters. We depend upon the continued services of our key executive officers, R. Richard Fontaine, our Chairman of the Board and Chief Executive Officer, Daniel A. DeMatteo, our Vice Chairman and Chief Operating Officer and David W. Carlson, our Executive Vice President and Chief Financial Officer. The loss of services of any of our key personnel could have a negative impact on our business.

WE MAY ENGAGE IN ACQUISITIONS WHICH COULD NEGATIVELY IMPACT OUR BUSINESS IF WE FAIL TO SUCCESSFULLY COMPLETE AND INTEGRATE THEM.

     To enhance our efforts to grow and compete, we may engage in acquisitions. Our plans to pursue future acquisitions are subject to our ability to negotiate favorable terms for these acquisitions. Accordingly, we cannot assure you that future acquisitions will be completed. In addition, to facilitate future acquisitions, we may take actions that could dilute the equity interests of our stockholders, increase our debt or cause us to assume contingent liabilities, all of which may have a detrimental effect on the price of our common stock. Finally, if any acquisitions are not successfully integrated with our business, our ongoing operations could be adversely affected.

LEGISLATIVE ACTIONS, HIGHER DIRECTOR AND OFFICER INSURANCE COSTS AND POTENTIAL NEW ACCOUNTING PRONOUNCEMENTS ARE LIKELY TO CAUSE OUR GENERAL AND ADMINISTRATIVE EXPENSES TO INCREASE AND IMPACT OUR FUTURE FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     In order to comply with the Sarbanes-Oxley Act of 2002, as well as changes to the New York Stock Exchange listing standards and rules adopted by the Securities and Exchange Commission (the "SEC"), we have increased our expenditures on internal controls, and hired additional personnel and additional outside legal, accounting and advisory services, all of which may cause our general and administrative costs to increase. Insurers are also likely to increase premiums as a result of the high claims rates they have incurred in the past from other companies, and so our premiums for our directors' and officers' insurance policies are likely to increase. Changes in the accounting rules could materially increase the expenses that we report under generally accepted accounting principles ("GAAP") and adversely affect our operating results.

THE LIMITED VOTING RIGHTS OF OUR CLASS A COMMON STOCK COULD IMPACT ITS ATTRACTIVENESS TO INVESTORS AND ITS LIQUIDITY AND, AS A RESULT, ITS MARKET VALUE.

     The holders of our Class A and Class B common stock generally have identical rights, except that holders of our Class A common stock are entitled to one vote per share and holders of our Class B common stock are entitled to ten votes per share on all matters to be voted on by stockholders. The difference in the voting rights of the Class A and Class B common stock could diminish the value of the Class A common stock to the extent that investors or any potential future purchasers of our Class A common stock ascribe value to the superior voting rights of the Class B common stock.

WE MAY BE IN DEFAULT UNDER CERTAIN OF OUR STORE LEASES UPON THE CLOSING OF THE MERGERS.

     Certain of our store leases contain provisions that required the consent of the landlord before the tenant could complete a transaction such as the mergers or take other actions that may be required following the closing of the mergers. We may be in default under these store leases. If the landlords under these leases attempt to exercise any remedies available to them, our business, financial condition and results of operations may be adversely affected.

WE DO NOT EXPECT TO PAY DIVIDENDS FOR THE FORESEEABLE FUTURE, AND YOU MUST RELY ON INCREASES IN THE TRADING PRICES OF OUR STOCK FOR RETURNS ON YOUR INVESTMENT.

     We do not expect to pay dividends in the foreseeable future. Our stockholders must rely on increases, if any, in the trading price of our common stock for any return on their investment.

                                 USE OF PROCEEDS

     All net proceeds from the sale of our shares of Class A common stock being offered by this prospectus (other than commissions and discounts of underwriters, dealers or agents) will go to the selling stockholders who are offering and selling their shares of Class A common stock. Accordingly, we will not receive any of the proceeds from the sale of the shares of Class A common stock being offered under this prospectus for the account of the selling stockholders.

                              SELLING STOCKHOLDERS

     The following table sets forth the names of the selling stockholders, certain information regarding the beneficial ownership of shares of our Class A common stock by the selling stockholders as of October 8, 2005 and the number of shares of Class A common stock that the selling stockholders may offer pursuant to this prospectus. Because the selling stockholders are not obligated to sell their shares, and because they may also acquire publicly traded shares of our Class A common stock, we cannot estimate how many shares the selling stockholders will beneficially own after this offering. We may update the disclosure in this section, to the extent we are required by law to do so.

     Since the date on which the selling stockholders provided this information, the selling stockholders may have sold, transferred or otherwise disposed of all or a portion of their shares of Class A common stock in a transaction or series of transactions exempt from the registration requirements of the Securities Act of 1933, as amended. Information concerning the selling stockholder may change from time to time and any changed information will be set forth in supplements to this prospectus to the extent required.

                                        Number of Shares of Class A             Number of Shares
        Name of                             Common Stock Owned               of Class A Common Stock
Selling Stockholder                      Prior to the Offering                    Being Offered
EB Nevada Inc.                                    9,115,873(1)(2)                     9,115,873

Agnes C. Kim                                             47(1)(2)                            47

David D. Kim Trust of December 31, 1987                  10(2)                               10

John T. Kim Trust of December 31, 1987                   10(2)                               10

Susan Y. Kim Trust of December 31, 1987                  10(2)                               10

________________

(1) EB Nevada Inc. is a wholly-owned subsidiary of The Electronics Boutique, Inc., all of the outstanding capital stock of which is owned by James J. Kim, Agnes C. Kim (James J. Kim's wife), the David D. Kim Trust of December 31, 1987, the John T. Kim Trust of December 31, 1987 and the Susan Y. Kim Trust of December 31, 1987. James J. Kim may be deemed the beneficial owner of the shares owned by EB Nevada Inc. whether or not he is considered a member of a "group" under Section 13(d) of the Exchange Act. David D. Kim is the trustee of the David D. Kim Trust, John T. Kim is the trustee of the John T. Kim Trust and Susan Y. Kim is the trustee of the Susan Y. Kim Trust. The trustee of each trust may be deemed to be the beneficial owners of the shares held by such trust. In addition, the trust agreement for each of these trusts encourages the trustees of the trusts to vote the shares of Class A common stock held by them, in their discretion, in concert with James J. Kim's family. Accordingly, the trusts, together with their respective trustees and James J. and Agnes C. Kim, may be considered a "group" under Section 13(d) of the Exchange Act. This group may be deemed to have beneficial ownership of the shares owned by EB Nevada Inc.

(2) Represents 21.5% of the outstanding shares of Class A common stock as of October 10, 2005.

     We entered into the merger agreement with EB on April 17, 2005 pursuant to which agreement, among other things, the stockholders of EB received $38.15 in cash and .78795 of a share of our Class A common stock for each share of EB common stock that they owned. Also in connection with this transaction, Mr. Kim was named one of our directors with a term that expires in 2007. The selling stockholders were stockholders of EB. EB Nevada Inc., James J. Kim and the Company are parties to a Registration Rights Agreement, dated as of October 8, 2005 (the "Registration Rights Agreement"), pursuant to which we agreed to register with the SEC the shares held by EB Nevada Inc. described in this prospectus. The transactions contemplated by the Merger Agreement were consummated on October 8, 2005.

                              PLAN OF DISTRIBUTION

     The shares of Class A common stock may be sold from time to time by the selling stockholders, or by pledgees, donees, transferees or other successors in interest, to the public. If any such pledgees, donees, transferees or other successors in interest wish to sell shares under the prospectus, we will file a supplement or amendment to identify those sellers. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. These selling stockholders could transfer, distribute, devise or gift shares by other means. Alternatively, the shares of Class A common stock may be sold from time to time in one or more of the following transactions, without limitation: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer or for its account pursuant to this prospectus, as supplemented; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (e) face to face transactions between sellers and purchasers without a broker-dealer; and (f) by writing options. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 (as applicable through Rule 145) under the Securities Act of 1933, as amended, may be sold under Rule 144 (as applicable through Rule 145) rather than pursuant to this prospectus, as supplemented. From time to time the selling stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in our securities or derivatives thereof, and may sell and deliver the shares related to these transactions. For example, these selling stockholders may (i) enter into transactions involving short sales of the shares by broker-dealers in the course of hedging the positions they assume with such selling stockholder, (ii) sell shares short themselves and deliver the shares registered hereby to settle such short sales or to close out stock loans incurred in connection with their short positions, (iii) write call options, put options or other derivative instruments (including exchange-traded options or privately negotiated options) with respect to the shares, or which they settle through delivery of the shares, (iv) enter into option transactions or other types of transactions that require such selling stockholders to deliver shares to a broker, dealer or other financial institution, who may then resell or transfer the shares under this prospectus, or (v) loan the shares to a broker, dealer or other financial institution, who may sell the loaned shares.

     From time to time, the selling stockholders may pledge their shares pursuant to the margin provisions of their respective customer agreements with their respective brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of Class A common stock from time to time as described above.

     Any broker and any broker-dealers, agents or underwriters that participate with the selling stockholders in the distribution of the shares of Class A common stock may be deemed to be "underwriters" within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the shares of Class A common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Because the selling stockholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. We have advised the selling stockholders that the anti-manipulation rules under the Securities Exchange Act of 1934, as amended, including Regulation M may apply to sales of the shares of Class A common stock by the selling stockholders.

     Under the Registration Rights Agreement, the selling stockholders may be prohibited from selling the shares offered pursuant to this prospectus at times. If our board of directors makes a good faith determination (i) that continued use by the selling stockholders of the registration statement for sales of the shares offered hereunder would require disclosure in such registration statement (or the prospectus supplements relating thereto) of material, nonpublic information concerning the Company, its business or prospects or any proposed transaction involving the Company, and (ii) that such disclosure would be premature and would be adverse to the Company, its business or prospects or any such proposed transaction or would make the successful consummation by the Company of any such transaction significantly less likely, then the selling stockholders may not offer shares pursuant to the registration statement for up to 60 days after we deliver a certificate signed by our Chief Executive Officer alerting the selling stockholders of such determination of our Board of Directors. We may not exercise this right to suspend the sales of our selling stockholders more than two times during any year period following October 8, 2005. In addition, if we register securities for sale, we may request that selling stockholders suspend their sales of the shares offered pursuant to this prospectus during the ten-day period prior to any period during which an exchange ratio or similar valuation formula based upon the trading prices of the Company's common stock is being calculated.

     The Company has agreed to use its reasonable best efforts to keep this registration statement effective until the earlier of (i) the date when all of the securities registered hereunder shall have been sold, or (ii) the date all securities registered hereunder are eligible to be sold without restriction pursuant to Rule 144(k) of the Securities Act. All expenses of registration of the Class A common stock (other than commissions and discounts of underwriters, dealers or agents), estimated to be approximately $60,000, shall be borne by us. As and when we are required to update this prospectus, we may incur additional expenses in excess of this estimated amount.

                          DESCRIPTION OF CAPITAL STOCK

     The following is a summary of the material terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. Accordingly, you should read carefully the more detailed provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, which are filed as Exhibits 3.1 and 3.2, respectively, to the Company's Registration Statement on Form S-4 (which is incorporated by reference herein).

Common Stock

     Our amended and restated certificate of incorporation authorizes us to issue up to (i) 300,000,000 shares of Class A common stock, par value $.001 per share, and (ii) 100,000,000 shares of Class B common stock, par value $.001 per share. As of October 10, 2005, there were 42,434,818 shares of our Class A common stock and 29,901,662 million shares of our Class B common stock outstanding.

     Each holder of Class A common stock and Class B common stock is entitled to receive dividends as may be declared by our board of directors of from time to time out of assets or funds legally available for payment, subject to the holders of our preferred stock.

     Each holder of Class A common stock is entitled to one vote per share. Each holder of Class B common stock is entitled to ten votes per share. Subject to the rights, if any, of the holders of any series of preferred stock and subject to applicable law, all voting rights are vested in the holders of common stock. Holders of shares of common stock are not entitled to exercise any right of cumulative voting.

     In the event of a voluntary or involuntary liquidation, dissolution or winding up of GameStop, the holders of Class A common stock and Class B common stock will be entitled to share equally in any of the assets available for distribution after GameStop has paid in full all of its debts and after the holders of all series of GameStop's outstanding preferred stock have received their liquidation preferences in full.

     The issued and outstanding shares of common stock are fully paid and nonassessable. Holders of common stock have no preemptive or preferential rights. Shares of common stock are not convertible into shares of any other class of capital stock. The Bank of New York is the transfer agent for the common stock. GameStop may from time to time after the engage another transfer agent for its stock as business circumstances warrant.

Preferred Stock

     Our amended and restated certificate of incorporation authorizes us to issue up to 5,000,000 shares of preferred stock, 500,000 of which are designated as "Series A junior preferred stock," in one or more series, and to determine the voting powers, preferences and relative, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof.

     Subject to the determination of our board of directors in any certificate or designation for a series of preferred stock, our preferred stock would generally have preference over common stock with respect to the payment of dividends and the distribution of assets in the event of a liquidation or dissolution of us.

     In connection with the Rights Agreement described below, our board of directors created a Series A junior preferred stock. No shares of Series A junior preferred stock are outstanding as of the date of this prospectus.

     Holders of Series A junior preferred stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for the purpose, payable in cash on the 30th day of each April, July, October and January in each year or such earlier date in any such month on which dividends on the common stock are payable.

     Each holder of Series A junior preferred stock is entitled to 10,000 votes per share on all matters submitted to a vote of our stockholders.

     In the event of a voluntary or involuntary liquidation, dissolution or winding up of us, the holders of Series A junior preferred stock will be entitled to receive $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared. After the full payment of the amount in the preceding sentence, no additional distributions shall be made to holders of Series A junior preferred stock unless the holders of common stock receive the Common Adjustment (as more fully described in our amended and restated certificate of incorporation). Following the payment of the Common Adjustment, holders of Series A junior preferred stock and holders of common stock will receive their ratable and proportionate share of the remaining assets to be distributed, on a per share basis.

Rights Agreement

     Under GameStop's rights agreement, one right (a Right) is attached to each outstanding share of GameStop Class A common stock and each outstanding share of GameStop Class B Common Stock which will entitle the registered holder to purchase from GameStop one one-thousandth of a share of Series A junior preferred stock at a price of $100.00 per one one-thousandth of a share (the Purchase Price), subject to adjustment. The following summary is qualified in its entirety by reference to the complete text of the rights agreement attached as Exhibit 4.2 to the Registration Statement on Form S-4 (which is incorporated by reference herein).

     Until the earlier to occur of (i) a public announcement that, without the prior consent of the board of directors of GameStop, a person or group of affiliated or associated persons (an Acquiring Person) has acquired beneficial ownership of 15% or more of the voting power of the outstanding shares of GameStop common stock (or an additional 5% or more of the voting power of the outstanding shares of GameStop common stock in the case of any Acquiring Person who beneficially owns 15% or more of the voting power of the outstanding shares of GameStop common stock as of the date of the rights agreement) or (ii) 10 business days (or such later date as may be determined by action of the board of directors prior to such time as any person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the voting power of the outstanding shares of GameStop common stock (the earlier of such dates being called the Distribution Date), the Rights will be evidenced, with respect to any of the GameStop common stock certificates outstanding, by such GameStop common stock certificate.

     The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the shares of GameStop common stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new GameStop common stock certificates issued in connection with and after the mergers, upon transfer or new issuance of shares of GameStop common stock, will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for shares of GameStop common stock outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the shares of GameStop common stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (Right Certificates) will be mailed to holders of record of the shares of GameStop common stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

     The Rights are not exercisable until the Distribution Date. The Rights will expire on October 28, 2014 (the Final Expiration Date), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by GameStop, in each case, as described below.

     The Purchase Price payable, and the number of one one-thousandth shares of preferred stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the preferred stock, (ii) upon the grant to holders of the preferred stock of certain rights or warrants to subscribe for or purchase preferred stock at a price, or securities convertible into preferred stock with a conversion price, less than the then current market price of the preferred stock or (iii) upon the distribution to holders of the preferred stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in preferred stock) or of subscription rights or warrants (other than those referred to above).

     The number of outstanding Rights associated with each share of GameStop common stock and the voting and economic rights of each one one-thousandth of a share of preferred stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the shares of GameStop common stock or a stock dividend on the shares of GameStop common stock payable in shares of GameStop common stock or subdivisions, consolidations or combinations of the shares of GameStop common stock occurring, in any such case, prior to the Distribution Date.

     In the event that any person becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person and its Affiliates and Associates (which will thereafter be null and void), will thereafter have the right to receive upon exercise of the Right and payment of the then current Purchase Price that number of one one-thousandths of a share of preferred stock having a market value of two times that Purchase Price.

     In the event that, after the Distribution Date, GameStop is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times that Purchase Price.

     If GameStop does not have sufficient shares of preferred stock to satisfy such obligation to issue preferred stock, or if the board of directors so elects, GameStop shall deliver upon payment of the Purchase Price of a Right an amount of cash or shares of GameStop common stock or securities equivalent in value to the shares of preferred stock issuable upon exercise of a Right; provided that, if GameStop fails to meet such obligation within 30 days following the later of (x) the first occurrence of an event triggering the right to purchase shares of GameStop common stock and (y) the date on which GameStop's right to redeem the Rights expires, GameStop must deliver, upon exercise of a Right but without requiring payment of the Purchase Price then in effect, shares of preferred stock (to the extent available) and cash equal in value to the difference between the value of the shares of preferred stock otherwise issuable upon the exercise of a Right and the Purchase Price then in effect. The board of directors may extend the 30 day period described above for up to an additional 60 days to permit the taking of action that may be necessary to authorize sufficient additional shares of preferred stock to permit the issuance of preferred stock upon the exercise in full of the Rights.

     At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the voting power of the outstanding shares of GameStop common stock and prior to the acquisition by such person or group of 50% or more of the voting power of the outstanding shares of GameStop common stock, the board of directors of GameStop may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one one-thousandth of a share of preferred stock or one share of GameStop common stock per Right (subject to adjustment).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of preferred stock will be issued (other than fractions which are integral multiples of one one-thousandth of a share of preferred stock) and in lieu thereof, an adjustment in cash will be made, based on the market price of the preferred stock on the last trading day prior to the date of exercise. At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the voting power of the outstanding shares of GameStop common stock, the board of directors of GameStop may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the Redemption Price). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the board of directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     The preferred stock purchasable upon the exercise of the Rights will be nonredeemable and junior to any other series of preferred stock GameStop may issue (unless otherwise provided in the terms of such stock). Each share of preferred stock will be entitled to a preferred dividend equal to the greater of
(a) $1.00 or (b) 1,000 times any dividend declared on the shares of GameStop common stock. In the event of liquidation, the holders of preferred stock will receive a preferred liquidation payment equal to $1,000 per share of preferred stock, plus an amount equal to accrued and unpaid dividends and distributions thereon. Each share of preferred stock will have 10,000 votes, voting together with the shares of GameStop common stock. Notwithstanding the immediately preceding sentence, in the event that dividends on the preferred stock shall be in arrears in an amount equal to six quarterly dividends thereon, holders of the preferred stock shall have the right, voting as a class, to elect two of GameStop's directors. In the event of any merger, consolidation or other transaction in which shares of GameStop common stock are exchanged, each share of preferred stock will be entitled to receive 1,000 times the amount and type of consideration received per share of GameStop common stock. The rights of the preferred stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary anti-dilution provisions.

Fractional shares of preferred stock in integral multiples of one one-thousandth of a share of preferred stock will be issuable. In lieu of fractional shares other than fractions that are multiples of one one-thousandth of a share, an adjustment in cash will be made based on the market price of the preferred stock on the last trading date prior to the date of exercise.

     The terms of the Rights may be amended by the board of directors of GameStop without the consent of the holders of the Rights, except that from and after such time as any person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights (other than the Acquiring Person and its affiliates and associates).

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of GameStop, including, without limitation, the right to vote or to receive dividends.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire GameStop without conditioning the offer on the Rights being redeemed or a substantial number of Rights being acquired. However, the Rights generally should not interfere with any merger or other business combination approved by the board of directors.

                                  LEGAL MATTERS

     Certain legal matters in connection with the shares of Class A common stock being offered hereby have been passed upon for the Company by Bryan Cave LLP, 1290 Avenue of the Americas, New York, New York 10104. Michael N. Rosen, a partner at Bryan Cave LLP, is a director and Secretary of the Company.

                                     EXPERTS

     Historical GameStop. The audited consolidated statements and schedule of Historical GameStop incorporated in this prospectus by reference to Historical GameStop's Annual Report on Form 10-K, as amended, as of January 29, 2005 and January 31, 2004, and for the 52-week periods ended January 29, 2005, January 31, 2004 and February 1, 2003, and management's assessment of the effectiveness of internal control over financial reporting as of January 29, 2005, have been incorporated in reliance on the reports of BDO Seidman, LLP, an independent registered public accounting firm, given on the authority of the that firm as experts in accounting and auditing.

     EB. The consolidated financial statements and schedule of EB as of January 29, 2005 and January 31, 2004, and for each of the years in the three-year period ended January 29, 2005, and management's assessment of the effectiveness of internal control over financial reporting as of January 29, 2005 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are a reporting company and file annual, quarterly and special reports, proxy statements and other information with the SEC. In the past, our predecessor companies, GameStop Holdings Corp. ("GHC") and Electronics Boutique Holdings Corp. ("EB") also filed annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy such material at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the Public Reference Room. GHC's, EB's and our SEC filings may be found at the SEC's web site at http://www.sec.gov. You may inspect GHC's or our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You may inspect EB's filings at the office of The NASDAQ Stock Market, Inc., 1 Liberty Plaza, New

York, New York 10006. In addition, we make available on our website (http://www.gamestop.com), under "Investor Relations -- SEC Filings," free of charge, GHC's, EB's and our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such material with the SEC.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

1. Historical GameStop's Annual Report on Form 10-K for the fiscal year ended January 29, 2005, filed with the SEC on April 11, 2005;

2. Historical GameStop's Annual Report on Form 10-K/A for the fiscal year ended January 29, 2005, filed with the SEC on May 20, 2005;

3. Historical GameStop's Annual Report on Form 10-K/A for the fiscal year ended January 29, 2005, filed with the SEC on September 2, 2005;

4. Historical GameStop's Quarterly Report on Form 10-Q for the quarter ended April 30, 2005, filed with the SEC on June 3, 2005;

5. Historical GameStop's Quarterly Report on Form 10-Q/A for the quarter ended April 30, 2005, filed with the SEC on September 2, 2005;

6. Historical GameStop's Quarterly Report on Form 10-Q for the quarter ended July 30, 2005, filed with the SEC on September 7, 2005;

7. Historical GameStop's Current Report on Form 8-K, filed with the SEC on March 15, 2005;

8. Historical GameStop's Current Report on Form 8-K, filed with the SEC on March 23, 2005;

9. Historical GameStop's Current Report on Form 8-K, filed with the SEC on April 15, 2005;

10. Historical GameStop's Current Report on Form 8-K, filed with the SEC on April 18, 2005;

11. Historical GameStop's Current Report on Form 8-K, filed with the SEC on May 24, 2005;

12. Historical GameStop's Current Report on Form 8-K, filed with the SEC on June 9, 2005;

13. Historical GameStop's Current Report on Form 8-K, filed with the SEC on September 6, 2005;

14. Historical GameStop's Current Report on Form 8-K, filed with the SEC on September 9, 2005;

15. Historical GameStop's Current Report on Form 8-K, filed with the SEC on September 12, 2005;

16. Historical GameStop's Current Report on Form 8-K, filed with the SEC on September 27, 2005;

17. Historical GameStop's Current Report on Form 8-K, filed with the SEC on September 30, 2005;

18.  The Company's Registration Statement on Form S-4;

19. The description of the Class A common stock contained in the Company's Registration Statement on Form 8-A filed October 3, 2005, including any amendment or report filed with the SEC for the purpose of updating such description;

20. The Company's Current Report on Form 8-K, filed with the SEC on October 12, 2005;

21. EB's Annual Report on Form 10-K for the fiscal year ended January 29, 2005, filed with the SEC on April 7, 2005;

22. EB's Annual Report on Form 10-K/A for the fiscal year ended January 29, 2005, filed with the SEC on May 20, 2005;

23. EB's Annual Report on Form 10-K/A for the fiscal year ended January 29, 2005, filed with the SEC on September 2, 2005;

24. EB's Quarterly Report on Form 10-Q for the quarter ended April 30, 2005, filed with the SEC on June 9, 2005;

25. EB's Quarterly Report on Form 10-Q/A for the quarter ended April 30, 2005, filed with the SEC on September 2, 2005;

26. EB's Quarterly Report on Form 10-Q for the quarter ended July 30, 2005, filed with the SEC on September 8, 2005;

27.  EB's Current Report on Form 8-K, filed with the SEC on March 15, 2005;

28.  EB's Current Report on Form 8-K, filed with the SEC on March 22, 2005;

29.  EB's Current Report on Form 8-K, filed with the SEC on April 18, 2005;

30.  EB's Current Report on Form 8-K, filed with the SEC on May 27, 2005;

31.  EB's Current Report on Form 8-K, filed with the SEC on June 9, 2005;

32.  EB's Current Report on Form 8-K, filed with the SEC on June 15, 2005;

33.  EB's Current Report on Form 8-K, filed with the SEC on August 30, 2005;

34.  EB's Current Report on Form 8-K, filed with the SEC on September 6, 2005;

35.  EB's Current Report on Form 8-K, filed with the SEC on October 7, 2005; and

36.  EB's Current Report on Form 8-K, filed with the SEC on October 11, 2005.

     This prospectus is part of a registration statement we have filed with the SEC relating to our Class A common stock. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our Class A common stock. The registration statement and exhibits and schedules are also available at the SEC's Public Reference Room or through its web site.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                                 GameStop Corp.
                              625 Westport Parkway
                             Grapevine, Texas 76051
                                 (817) 424-2800
                            Attn: Investor Relations

                                9,115,950 Shares




                                 GAMESTOP CORP.



                              Class A Common Stock



                                ________________

                                   PROSPECTUS
                                ________________





                                     , 2005

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The following table itemizes the expenses incurred by GameStop in connection with the offering of the Class A common stock being registered. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

                                Item                                   Amount

     Registration Fee - Securities and Exchange Commission.........   $33,500
     Legal Fees and Expenses.......................................    20,000
     Accounting Fees and Expenses..................................     5,000
     Miscellaneous.................................................     1,500

         TOTAL.....................................................   $60,000

Item 15.  Indemnification of Directors and Officers

     Pursuant to the Delaware General Corporation Law (the "DGCL"), a corporation may indemnify any person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) who is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys' fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by the DGCL to indemnify such person for actual and reasonable expenses incurred thereby. Expenses (including attorneys' fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be so indemnified.

     The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its bylaws, disinterested directors' vote, stockholders' vote, agreement or otherwise.

     The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

     GameStop's amended and restated certificate of incorporation authorizes the corporation to indemnify all persons to the fullest extent permitted by law. The amended and restated bylaws of GameStop require GameStop to indemnify each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, by reason of the fact that he or she is or was a director or an officer of GameStop or is or was serving at the request of GameStop as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise including service with respect to an employee benefit plan, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding. The amended and restated bylaws provide that GameStop will indemnify such a director or officer who initiates an action, suit or proceeding only if the action, suit or proceeding was authorized by the board of directors of GameStop.

Item 16.  Exhibits

     (a)  Exhibits:

     2.1 Agreement and Plan of Merger, dated as of April 17, 2005, by and among GameStop Corp. (f/k/a GSC Holdings Corp.), GameStop, Inc., GameStop Holdings Corp. (f/k/a GameStop Corp.), Eagle Subsidiary LLC, Cowboy Subsidiary LLC and Electronics Boutique Holdings Corp. (incorporated by reference to Exhibit 2.1 to Electronics Boutique Holdings Corp.'s Current Report on Form 8-K filed on April 18, 2005).

     4.1 Registration Rights Agreement, dated October 8, 2005, among EB Nevada Inc., James J. Kim and GameStop Corp. (f/k/a GSC Holdings Corp.) (incorporated by reference to Exhibit 10.2 to GameStop Corp.'s Current Report on Form 8-K filed on October 12, 2005).

     5.1 Opinion of Bryan Cave LLP as to the legality of securities being registered.*

     23.1 Consent of Bryan Cave LLP (included as part of Exhibit 5.1).*

     23.2 Consent of BDO Seidman, LLP.

     23.3 Consent of KPMG LLP.

     24.1 Power of Attorney (included on signature page to this Registration Statement filed on October 12, 2005).*

*Previously filed.

                                       2

Item 17.  Undertakings

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Company hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The Company hereby further undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                       3

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grapevine, State of Texas, on the 26th day of October, 2005.

                                   GameStop Corp.



                                   By: /s/ David W. Carlson
                                        ------------------------------
                                        David W. Carlson
                                        Executive Vice President
                                          and Chief Financial Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint R. Richard Fontaine, Daniel A. DeMatteo and David W. Carlson, and each and any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                   Name                                      Capacity                                Date
                *                      Chairman of the Board and Chief Executive Officer and   October 26, 2005
      --------------------------              Director (Principal Executive Officer)
      R. Richard Fontaine
      /s/ David W. Carlson             Executive Vice President and Chief Financial Officer    October 26, 2005
      David W. Carlson                     (Principal Accounting and Financial Officer)

                *                     Vice Chairman and Chief Operating Officer and Director   October 26, 2005
      -------------------------
      Daniel A. DeMatteo

                *                                     Secretary and Director                   October 26, 2005
      -------------------------
      Michael N. Rosen

                *                                            Director                          October 26, 2005
      -------------------------
      Leonard Riggio

                *                                            Director                          October 26, 2005
      -------------------------
      Stephanie M. Shern

                *                                            Director                          October 26, 2005
      -------------------------
      Edward A. Volkwein

                *                                            Director                          October 26, 2005
      -------------------------
      Gerald R. Szczepanski

                *                                            Director                          October 26, 2005
      -------------------------
      James J. Kim

                *                                            Director                          October 26, 2005
      -------------------------
      Stanley P. Steinberg


                *                                            Director                          October 26, 2005
      -------------------------
      Stanley P. Steinberg


      /s/ Larry S. Zilavy                                    Director                          October 26, 2005
      -------------------------
      Larry S. Zilavy


      /s/ Jerome Davis                                       Director                          October 26, 2005
      -------------------------
      Jerome Davis

*David W. Carlson signs this Amendment No. 1 to the Registration Statement on behalf of each of the indicated persons for whom he is attorney-in-fact on October 26, 2005 pursuant to a power of attorney previously filed.

By:  /s/ David W. Carlson                                 Attorney-in-fact                    October 26, 2005
      ------------------------
      David W. Carlson

                                  EXHIBIT INDEX

Exhibit No.                    Description

     2.1 Agreement and Plan of Merger, dated as of April 17, 2005, by and among GameStop Corp. (f/k/a GSC Holdings Corp.), GameStop, Inc., GameStop Holdings Corp. (f/k/a GameStop Corp.), Eagle Subsidiary LLC, Cowboy Subsidiary LLC and Electronics Boutique Holdings Corp. (incorporated by reference to Exhibit 2.1 to Electronic Boutique Holdings Corp.'s Current Report on Form 8-K filed on April 18, 2005).

     4.1 Registration Rights Agreement, dated October 8, 2005, among EB Nevada Inc., James J. Kim and GameStop Corp. (f/k/a GSC Holdings Corp.) (incorporated by reference to Exhibit 10.2 to GameStop Corp.'s Current Report on Form 8-K filed on October 12, 2005).

     5.1 Opinion of Bryan Cave LLP as to the legality of securities being registered.*

     23.1 Consent of Bryan Cave LLP (included as part of Exhibit 5.1).*

     23.2 Consent of BDO Seidman, LLP.

     23.3 Consent of KPMG LLP.

     24.1 Power of Attorney (included on signature page to this Registration Statement filed on October 12, 2005).*

*Previously filed.